UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

SANTARUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3721 Valley Centre Drive, Suite 400, San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 30, 2012, Santarus, Inc. (“Santarus”) entered into an Amended and Restated Distribution and Supply Agreement (the “Amended Distribution Agreement”) with Prasco, LLC (“Prasco”), which amends the distribution and supply agreement entered into with Prasco on April 26, 2010 (the “Distribution Agreement”) that granted Prasco the right to distribute and sell an authorized generic version of Santarus’ Zegerid® (omeprazole/sodium bicarbonate) prescription products in the U.S. Under the terms of the Distribution Agreement, Prasco is obligated to use commercially reasonable efforts to distribute and sell such products in the U.S. Prasco agreed to purchase all of its authorized generic product requirements from Santarus and pay Santarus a specified invoice supply price for such products. Prasco is also obligated to pay Santarus a percentage of the gross margin on sales of the authorized generic products.

The Amended Distribution Agreement amends certain of the terms related to the invoice supply price and the gross margin split. In addition, the Amended Distribution Agreement allows Santarus to terminate the Distribution Agreement with regard to its Zegerid capsules prescription products, in addition to the other circumstances under which Santarus may terminate, upon 30 days’ prior written notice (a) at any time after May 30, 2013, in the event that Santarus determines to cease distribution and sales of an authorized generic version of its Zegerid capsules prescription products or (b) in connection with any settlement of patent litigation relating to its Zegerid capsules prescription products, subject to certain obligations to mitigate certain penalties that Prasco may incur in limited situations.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Distribution Agreement, a copy of which is expected to be filed as an exhibit to Santarus’ next periodic report.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: November 30, 2012	By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President and Chief Executive Officer